                                                                  Exhibit No. 15

November 5, 2001


Armstrong Holdings, Inc.
Lancaster, Pennsylvania

Ladies and Gentlemen:

Re:  Registration Statement Nos. 333-74501;   33-91890; 33-18996; 33-29768; 33-
          18997; 33-65768; 333-74633; 333-79093; 333-43872.

With respect to the subject registration statements, we acknowledge our awareness of the incorporation by reference therein of our report dated November 5, 2001 related to our review of interim financial information of Armstrong Holdings, Inc.

Our review report dated November 5, 2001, contains a paragraph that states three of the Company's domestic subsidiaries, including Armstrong World Industries, Inc., filed separate voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code on December 6, 2000 and Armstrong World Industries, Inc. has also defaulted on certain debt obligations. Our review report also states that the filing under Chapter 11 and the resulting increased uncertainty regarding the Company's potential asbestos liabilities raise uncertainty about the Company's ability to continue as a going concern. The accompanying condensed consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.


/s/  KPMG LLP

Philadelphia, Pennsylvania